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            [LETTERHEAD FOR GOODWIN, PROCTOR & HOAR LLP APPEARS HERE]


                                October 22, 1996



Avalon Properties, Inc.
11 Burtis Avenue
New Canaan, CT 06480

Ladies and Gentlemen:

    These opinions are delivered to you in our capacity as counsel to Avalon Properties, Inc. (the "Company") in connection with the offering and sale by the Company of 4,600,000 shares of its 8.96% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Shares"), pursuant to a prospectus supplement dated October 17, 1996 (the "Prospectus Supplement") which supplements the prospectus dated January 30, 1996 (the "Base Prospectus") included in the registration statement on Form S-3 (File No. 333-00766), as amended to date, filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the possible offering from time to time of an indeterminate amount of Debt Securities, Preferred Shares, Common Shares and Warrants (as such terms are defined in such registration statement) with an aggregate public offering price of up to $327,670,000 (such registration statement, as amended when it became effective is referred to herein as the "Registration Statement") This opinion relates to (i) the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") within the meaning of Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the accuracy of the section entitled "Certain Federal Income Tax Considerations" in the Prospectus Supplement.

    In rendering the following opinions, we have examined the Articles of Incorporation and Bylaws of the Company and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

    We have reviewed the Registration Statement, the Base Prospectus and the Prospectus Supplement and the descriptions set forth therein of the Company and its investments and activities. We have relied upon the representations of officers of the Company that the Company has been and will be owned and operated in such a manner that the Company has and will continue to satisfy the requirements for qualification as a REIT under the Code. We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete, and that all representations made "to the best knowledge and belief of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents. In addition, we have relied on certain additional facts and assumptions described below.

    In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, representations, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

    The conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

    Based upon and subject to the foregoing, we are of the opinion that

    1. Commencing with the Company's first taxable year ended December 31, 1993, the Company has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and its method of operation, as described in the representations referred to above, will enable it to continue to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code.

    2. The statements in the Prospectus Supplement set forth under the caption "Federal Income Tax Considerations" to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.
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                          GOODWIN, PROCTER & HOAR LLP

Avalon Properties, Inc.
October 22, 1996
Page 2


    We express no opinion with respect to the transactions described herein and in the Registration Statement other than those expressly set forth herein. You should recognize that our opinions are not binding on the Internal Revenue Service ("the IRS") and that the IRS may disagree with the opinions contained herein. Although we believe that our opinions will be sustained if challenged, there can be no assurance that this will be the case. Except as specifically discussed above, the opinions expressed herein are based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

    We consent to being named as Counsel to the Company in the Prospectus Supplement, to the references in the Prospectus Supplement to our firm and to the inclusion of this opinion letter as an exhibit to the Prospectus Supplement.

                                  Very truly yours,



                                  Goodwin, Procter & Hoar LLP